EXHIBIT 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), made this 22nd day of October, 2008 to that certain Employment Agreement (the “Agreement”) dated as of October 5, 2004, by and between Covanta Projects, Inc., a Delaware corporation (the “Employer”), Covanta Energy Corporation, a Delaware corporation (the “Company”), Covanta Holding Corporation, a Delaware corporation (the “Parent Company”) and                                         , an individual (“Executive”) is effective as of January 1, 2009.
Background
     The Company is a Delaware corporation engaged in the business of owning and operating energy-from-waste facilities and independent power generation facilities. Executive serves as the                      Officer of the Company and as the                      Officer of the Parent Company pursuant to the terms of the Agreement.
     The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended. Section 409A adds certain restrictions on nonqualified deferred compensation arrangements and imposes significant adverse tax consequences on service providers for failures to comply with its requirements. The Internal Revenue Service has allowed service providers and service recipients to amend the terms of their nonqualified deferred compensation arrangements so that they comply with the requirements of Section 409A, provided that such amendments are adopted before January 1, 2009.
     Certain payments contemplated under the terms of the Agreement may be considered to be nonqualified deferred compensation for purposes of Section 409A. The parties wish to amend the Agreement with the intention of ensuring that Executive does not incur any adverse tax consequences associated with Section 409A.
Agreement
     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the parties agree to amend the Agreement effective January 1, 2009 in the following particulars:
1. The definition of “Good Reason” set forth in Section 1 is hereby deleted in its entirety and replaced with the following:
     “Good Reason” shall mean the resignation of Executive from employment with the Company following the occurrence of one or more of the events set forth in clauses (a) through (f) below without the prior written consent of Executive, provided that, in connection with any event or events specified in clauses (a) through (e) below, (i) Executive delivers written notice to the Company of his intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (ii) such event or events are not cured by the Company within fifteen (15) days (or such longer reasonable period of time as is necessary to cure such event so long as the Company is diligently pursuing such cure (but in no event in excess of forty (40) days) following delivery of such written notice:
          (a) any reduction in Executive’s annual rate of Base Compensation other than a reduction in connection with a Board-approved redesign of the then current salary or bonus structure that affects all senior-level executives of the Company similarly;
          (b) any reduction in Executive’s annual rate of Base Compensation that exceeds ten percent (10%) of Executive’s highest annual Base Compensation for any Employment Year (measuring a change in the Target Bonus by the change in the dollar amount equivalent represented by the Target Bonus and not by amounts actually paid);
          (c) any removal by the Company of Executive from his position indicated in Section 2.1 or the assignment to Executive of duties and responsibilities materially inconsistent and adverse with the duties indicated in Section 2.1, except in connection with termination of Executive’s employment for Cause or Disability;
          (d) a relocation of Executive’s principal business location to a location that is fifty (50) miles or more from the Company’s current principal business office located at 40 Lane Road, Fairfield, New Jersey;
          (e) the Employer’s, the Company’s or the Parent Company’s failure to comply with any of the material terms of this Agreement; or
          (f) the occurrence of a Change of Control pursuant to which the Company, the Parent Company or a successor company, as the case may be, does not agree, as of the date of such Change of Control, to assume this Agreement if the remainder of the Term of Employment is at least three (3) years or to renew this Agreement with Executive for at least three (3) years.
Notwithstanding the foregoing, to be effective, Executive’s resignation for Good Reason must be submitted by the earlier of (A) thirty (30) days following the occurrence of one or more of the events set forth in clauses (a) through (f) above, and (B) October 5, 2009.
2. Section 6.2 — Termination Without Cause, For Good Reason, Death or Disability is hereby deleted in its entirety and replaced with the following paragraph:
     6.2 Termination Without Cause, For Good Reason, Death or Disability. In addition to the provisions of Section 6.1, above, if during the Term of Employment, Executive’s employment is terminated by the Company Without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability and such termination of employment constitutes a “separation from service” (as described in Treas. Reg. § 1.409A-1(h)), Executive (or his estate in the event of Executive’s death) shall be entitled to the following: (i) an amount equal to the product of (x) Executive’s then current annual Base Salary plus Executive’s Average Bonus and (y) the number of years in the

Post-Employment Period, to be paid to Executive as provided in Section 6.3 hereof; (ii) an amount equal to the Pro Rata Bonus, to be paid to Executive at the time that cash bonuses are paid to other senior-level executives of the Company for such Employment Year; and (iii) the continuation of medical, dental and life insurance coverage (at the rates and on the coverage terms available to other senior-level executives) for the duration of the Post-Employment Period.
3. Section 6.3 — Terms of Payments is hereby deleted in its entirety and replaced by the following:
     6.3 Terms of Payments. The amounts due to Executive pursuant to Section 6.2(i) hereof shall be paid by the Company as follows:
          (a) fifty percent (50%) of the aggregate amount due to Executive shall be paid to Executive on the effective date of Executive’s separation from service from the Company;
          (b) fifty percent (50%) of the aggregate amount due to Executive shall be paid on a monthly basis to Executive over the duration of the Post-Employment Period; and
          (c) each payment under Section 6.3(a) hereof and each monthly installment under Section 6.3(b) hereof is designated as a “separate payment” for purposes of Treas. Reg. § 1.409A-2(b)(iii);
provided, however, that all payments provided to Executive pursuant to this Section 6 shall be contingent upon, and shall not commence prior to, Executive’s execution and delivery of a general release and waiver, substantially in the form provided on Exhibit C attached hereto, within sixty (60) days of Executive’s separation from service. The continuation of benefits provided to Executive pursuant to Section 6.2(iii) shall commence immediately upon Executive’s separation from service and all such payments that would otherwise have been made during such 60-day period shall be made on the date that such release is executed and delivered and all required waiting periods have been satisfied. If Executive fails to execute and deliver such general release and waiver within sixty (60) days of Executive’s separation from service, the payments shall be forfeited and the continuation of benefits provided to Executive pursuant to this Section 6 shall cease and future benefits shall be forfeited. Notwithstanding any of the foregoing terms, in the event, and at the moment, that Executive violates any of his duties or obligations set forth in Sections 8.1, 8.2, 8.3 or 8.4 of this Agreement that continue after the termination of his employment, the terms of Sections 6.2(ii), 6.2(iii) and 6.3(b) will be of no force or effect and the Company’s obligations under those subsections to make severance payments or provide continued employee benefits will immediately cease.
Notwithstanding the foregoing, if Executive is a “specified employee” of a public corporation (as described in Treas. Reg. § 1.409A-1(i)), then to the extent a separate payment described in this Section 6.3 does not fall within the “short-term deferral” exclusion (as described in Treas. Reg. § 1.409A-1(b)(4)) or the exclusion for separation pay due to involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)), and such separate payment would be paid during the first six months following Executive’s separation from service, such payment shall instead be paid on the first business day following the end of the six-month period following Executive’s separation from service.
4. New Section 11.12 is hereby inserted:
     11.12 Section 409A Compliance. The Agreement (as amended) is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder to the extent such section is applicable. If any ambiguity exists in the Agreement (as amended), the Agreement shall be interpreted to be consistent with this purpose. Notwithstanding anything to the contrary in this Agreement and consistent with the intention to comply with Section 409A of the Code: (a) (i) the amount of Executive’s expenses eligible for reimbursement during a taxable year pursuant to Section 5.1 and the continuation of medical, dental and life insurance coverages under Section 6.2(iii) (collectively, “Reimbursable Expenses”) may not affect Executive’s expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible Reimbursable Expenses must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) Executive’s right to reimbursement or continuation of benefits for Reimbursable Expenses shall not be subject to liquidation or exchange for another benefit; and (b) Executive shall not be entitled to reimbursement of outplacement services pursuant to Section 6.5 commencing on the date that is two years after the effective date of Executive’s separation from service. Neither Executive nor any creditor or beneficiary of Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any affiliate to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.
5. This Amendment, together with the Agreement, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as expressly herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. The Agreement, as amended by this Amendment, may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.
6. This Amendment and the Agreement shall be governed by and construed and in accordance with the internal laws of the State of Delaware without regard to conflicts of laws provisions thereof.
7. This Agreement, as amended by this Amendment, may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.
8. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER:

Covanta Projects, Inc.

By:

COMPANY:

Covanta Energy Corporation

By:

PARENT COMPANY:

Covanta Holding Corporation

By:

, Individually

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